EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)

                          Three Months
                            Ended
                           March 31,  Year    Year    Year    Year    Year
                             1997     1996    1995    1994    1993    1992
EARNINGS                   ------- ------- ------- ------- ------- -------
Income from continuing
  operations before
  income taxes and
  minority interest           $677  $2,479  $2,168  $2,011  $1,851  $1,779

Add:
Interest on debt                23      79     102      70      39      61

Interest component of the
ESOP benefit expense             8      34      37      39      41      42

Portion of rent under
operating leases
representative of the
interest component              11      46      51      46      44      44

Less:
Equity in undistributed
income of 20-50% owned
companies                        1      --       1       2      --      (1)
                             ----- ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES             $718  $2,638  $2,357  $2,164  $1,975  $1,927

FIXED CHARGES

Interest on debt                23      79     102      70      39      61

Interest component of the
ESOP benefit expense             8      34      37      39      41      42

Portion of rent under
operating leases
representative of the
interest component              11      46      51      46      44      44
                              ----  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES           $ 42  $  159  $  190  $  155  $  124  $  147

RATIO OF EARNINGS TO
FIXED CHARGES                17.10   16.59   12.41   13.96   15.93   13.11